Exhibit 99.1

August 31, 2004

Dr. Gilbert V. Levin
Chairman of the Board
Shperix Incorporated
12051 Indian Creek Court
Beltsville, MD 20705

Dear Gil:

Today completes one full year for me as President and CEO of Spherix. As we both know, I was hired for my business acumen and experience with companies encountering financial difficulties. For the past year, I have devoted my efforts to reversing the losses incurred by Spherix in recent years and to working toward placing the Company on a sound financial basis. I believe I have achieved a measure of success by leading the settlement of the Aria arbitration and with fiscal year 2004 financial results expected to come in ahead of the Board-approved Business Plan. However, in spite of that success, I believe the future direction of the Company will be better led by one with skills that are different than my own.

It is, therefore, with great regret at leaving and appreciation for the opportunity to have served, I hereby submit my resignation as President, CEO and Member of the Board of Directors of Spherix, effective immediately.

I wish you and the Company only great success in the future.

Sincerely,

/s/ Thomas W. Gantt
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Thomas W. Gantt